Exhibit 5.3

April 20, 2012

Mr. Ian Scheinmann
Senior Vice President, Legal Affairs
Cenveo, Inc.
201 Broad Street, 6th Floor
One Canterbury Green
Stamford, CT  06901

Dear Mr. Scheinmann:

We have acted as special Colorado counsel to Cenveo, Inc., Cenveo Commercial Ohio, LLC, Cenveo Government Printing, Inc., Cenveo Services, LLC and Colorhouse China, Inc., each a Colorado corporation or limited liability company (the “Guarantors”), in connection with the issuance by each Guarantor of guarantees of up to $225,000,000 aggregate principal amount of 11½% Senior Notes due 2017 (the “Exchange Notes”) issued by Cenveo Corporation (“Cenveo Corp”).  The Exchange Notes will be unconditionally guaranteed as to the payment of principal, premium and interest (the “Guarantees”) by the Guarantors and other guarantors identified in the Indenture identified below.  The Exchange Notes and the Guarantees will be issued under an Indenture, dated as of March 28, 2012 (the “Indenture”), by and among the Guarantors, Cenveo Corp, the other guarantors identified therein and U.S. Bank National Association, as trustee (the “Trustee”).  This opinion is being furnished to you for your use in the opinion to be delivered by you (the “Cenveo 5.1 Opinion”) as an exhibit to a registration statement filed under the Securities Act of 1933, as amended (the “Act”) registering the exchange of the Exchange Notes and Guarantees for notes and guarantees issued in a private placement exempt from the registration requirements of the Act (the “Registration Statement”).

In connection with rendering this opinion, we have examined originals or copies of (1) the Indenture, including the forms of the Exchange Notes, which includes the form of Guarantees, (2) the articles of incorporation and bylaws of each of the Guarantors that is a corporation (“Corporate Guarantors”) and the articles of formation and operating agreement of each of the Guarantors that is a limited liability company (“LLC Guarantors”), (3) the resolutions of the board of directors or other governing body of each Guarantor, and (4) such other documents and records as we have deemed necessary and relevant for purposes hereof.  In addition, we have relied upon certificates of officers of the Guarantors and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.  We have also assumed that (i) the directors of each Corporate Guarantor or the members of each other governing body of each LLC Guarantor have been duly elected or appointed, (ii) the persons executing the Guarantees on behalf of each

Mr. Ian Scheinmann
April 20, 2012

Guarantor are proper officers of each respective Guarantor and (iii) each Guarantor is deriving a direct benefit from the issuance of the Guarantee of the Exchange Notes.  With respect to the opinion in paragraph 1 regarding the valid existence and good standing of each Guarantor in the State of Colorado (the “Good Standing Certificate”), we have, without independent verification or investigation, relied solely upon the certificate of the Secretary of State of the State of Colorado, effective as of the date of the Good Standing Certificate.

Based on the foregoing, and subject to the limitations, exceptions, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.   Each of the Guarantors is validly existing and in good standing in the State of Colorado.

2.   Each of the Guarantors has the corporate or limited liability company power and authority to enter into and to perform its obligations under the Guarantees of the Exchange Notes.

3.   The Guarantees of the Exchange Notes have been duly authorized by each of the Guarantors.

The foregoing opinions are based on and are limited to the laws of the State of Colorado, and we render no opinion with respect to the laws of any other jurisdiction.

This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly so stated.

We hereby consent (i) to the reference to this opinion in the Cenveo 5.1 Opinion, and to the filing of this opinion as Exhibit 5.3, to the Registration Statement to be filed with the Securities and Exchange Commission and (ii) to the reference to this firm under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.  Other than as set forth above, this opinion is furnished to you solely for your benefit in connection with the transactions described above and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent in each instance, and this opinion may not be relied upon by you for any other purpose or by any other person or entity in any manner or for any purpose.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

                      Very truly yours,

                      /s/Davis Graham & Stubbs LLP

                      Davis Graham & Stubbs LLP